                   (YANKEE ENERGY LETTERHEAD)

                   YANKEE ENERGY SYSTEM, INC.


           Notice of Annual Meeting of Shareholders
                     February 23, 1996

                                            Meriden, CT
                                            January 5, 1996

To the Shareholders:

    The Annual Meeting of Shareholders of Yankee Energy System, Inc., a Connecticut corporation, will be held at the Ramada Plaza Hotel, 275 Research Parkway, Meriden, Connecticut (see map on back cover) on Friday, February 23, 1996 at 10:30 a.m. for the following purposes:

    1.   To elect two directors for terms to expire at the 1999
Annual Meeting of Shareholders;

    2.   To act on a proposal to approve the Non-Employee
Director Deferred Compensation Plan;

    3. To ratify the appointment of Arthur Andersen LLP as independent auditors for the year 1996; and

    4. To transact any other business which may properly come before the meeting.

    Only shareholders of record at the close of business on December 15, 1995 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT
PROMPTLY IN THE ENVELOPE PROVIDED.

                                       By Order of the
                                       Board of Directors,

                                       /s/ Mary J. Healey

                                       Mary J. Healey
                                       Vice President, General
                                       Counsel and Secretary

                        PROXY STATEMENT


    This Proxy Statement is furnished to the shareholders of Yankee Energy System, Inc. ("Yankee Energy" or the "Company") in connection with the solicitation of proxies on behalf of the Yankee Energy Board of Directors (the "Board") to be voted at the Annual Meeting of Shareholders on February 23, 1996 and at any adjournment(s) thereof (the "1996 Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice"). This Proxy Statement, the Notice, the related proxy card and the 1995 Annual Report to Shareholders are being mailed to shareholders beginning on or about January 5, 1996. Yankee Energy's principal place of business is 599 Research Parkway, Meriden, Connecticut 06450-1030.

PROXIES
-------

    The proxies named on the enclosed proxy card were appointed by the Board to vote the shares represented by the proxy card. Upon receipt by the Company of a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, those shares so represented cannot be voted by proxy. Shareholders are urged to mark the boxes on the proxy card to show how their shares are to be voted. If a shareholder returns a signed proxy card without marking the boxes, the shares represented by the proxy card will be voted for the election of directors and in favor of the other proposals set forth in the Notice. The proxy card also confers discretionary authority on the proxies to vote on any other matter not currently known to management that may properly come before the meeting. Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before the proxy is voted of a duly executed proxy bearing a later date, (ii) by written notice of revocation to the Secretary of the Company received before the proxy is voted or (iii) by such person(s) voting in person at the 1996 Annual Meeting.

VOTING STOCK
-------------

    The record date for the determination of shareholders entitled to notice of and to vote at the 1996 Annual Meeting was the close of business on December 15, 1995. On such date there were 10,403,686 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum at the 1996 Annual Meeting. Votes will be totaled at the 1996 Annual Meeting by two inspectors of election appointed by the Board.

OWNERSHIP OF VOTING STOCK BY MANAGEMENT
---------------------------------------

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of November 30, 1995 by (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers as a group. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of                      Shares Beneficially
Beneficial Owner             Owned (1)
-----------------            ------------
Philip T. Ashton(2)          17,467
Michael E. Bielonko(3)        3,815
Sanford Cloud, Jr.              320
Charles E. Gooley(4)          3,611
Mary J. Healey(5)             2,194
Thomas J. Houde(6)            2,693
Eileen S. Kraus               2,586
Frederick M. Lowther(7)       3,576
Thomas H. O'Brien(8)          3,930
Leonard A. O'Connor           3,331
Emery G. Olcott               4,136
Branko Terzic(9)              6,131
Nicholas L. Trivisonno(10)    3,644


Directors and Executive
Officers As a Group
(14 persons)(11)             59,085


--------------------
(1) As of November 30, 1995, each of the directors and executive officers identified above and all directors and executive officers of the Company as a group beneficially owned less than one percent of the outstanding Common Stock of the Company. The number of shares shown includes 450 shares of restricted stock held by Ms. Kraus, 300 shares of restricted stock held by each of Messrs. Lowther, O'Connor and Olcott and 150 shares of restricted stock held by each of Messrs. Cloud, O'Brien and Trivisonno granted under the Company's Non-Employee Directors' Restricted

Stock Plan, which shares had not vested by November 30, 1995.
The number of shares shown also includes 423 shares of restricted stock held by Mr. Bielonko, 441 shares of restricted stock held by Mr. Gooley, 545 shares of restricted stock held by Ms. Healey, 777 shares of restricted stock held by Mr. Houde and 3,600 shares of restricted stock held by Mr. Terzic granted under the Company's 1991 Long-Term Incentive Compensation Plan, which shares had not vested by November 30, 1995. Pursuant to the terms of each plan, such individuals have the power to vote and receive dividends with respect to such shares but do not have dispositive power with respect to such shares until such shares are vested.

(2) Includes 850 shares owned by Mr. Ashton's spouse.

(3) Includes 150 shares owned by Mr. Bielonko's children and 1,200 shares subject to currently exercisable stock options.

(4) Includes 1,500 shares subject to currently exercisable stock options.

(5) Includes 420 shares subject to currently exercisable stock options.

(6) Includes 500 shares subject to currently exercisable stock options.

(7) Includes 325 shares owned by Mr. Lowther's spouse.

(8) Includes 100 shares owned by Mr. O'Brien's spouse.

(9) Includes 2,000 shares subject to currently exercisable stock options.

(10) Includes 3,494 shares held jointly with Mr. Trivisonno's spouse, with whom he shares voting and investment power.

(11) Includes an aggregate of 8,070 shares of non-vested restricted stock held by directors and executive officers and an aggregate of 6,000 shares subject to currently exercisable stock options held by executive officers.

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who beneficially own more than ten percent of the Common Stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on reports and other information submitted by the executive officers and directors, the Company believes that during the fiscal year ended September 30, 1995, all such reports were timely filed except for one Form 3 each for Sanford Cloud, Jr. and Ellen J. Quinn which were filed late and one Form 5 for each of the following individuals were filed late with respect to the number of transactions following each named individual: Philip T. Ashton
(2); Sanford Cloud, Jr. (2); Charles E. Gooley (14); Mary J. Healey (14); Thomas J. Houde (14); Thomas H. O'Brien (3); Ellen
J. Quinn (2); Nicholas A. Rinaldi (14); Sarah K. Sanders (14) and Branko Terzic (14). Almost all of these transactions involved non-volitional acquisitions pursuant to the Company's various employee benefit plans.

1.  ELECTION OF DIRECTORS
    ---------------------

    The Company's Restated Certificate of Incorporation provides that the directors of the Company shall be divided into three classes, as nearly equal in number as possible, with each class having a three-year term. The Board, pursuant to the Company's Restated Certificate of Incorporation, has fixed the number of directorships at nine. The Board has nominated Sanford Cloud, Jr. and Nicholas L. Trivisonno for election to serve as directors of the Company until the 1999 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified. Each nominee is currently a director of the Company. In the event either of the nominees becomes unavailable for election to the Board, an event which the Board does not expect, the shares represented by a proxy may be voted for a substitute nominee to be designated by the Board or a committee thereof, unless the proxy withholds authority to vote for all nominees.

    Mr. Thomas H. O'Brien has completed his term as director and will not be standing for reelection at the 1996 Annual Meeting. Mr. O'Brien has served the Company as a director since 1990 and has served as Chairman of the Finance Committee and as a member of the Long-Range Planning Committee and the Committee on Directors. His friends and colleagues on the Board and at the Company thank him for his many contributions to the Company and wish him well in the years to come.

    Effective August 1, 1995, Mr. Philip T. Ashton, who had served as a director of the Company since its formation in 1989 and as Chairman since February 1994, resigned as Chairman and a director pursuant to Board policy in order to run for the Office of Mayor of the City of Meriden, Connecticut. Mr. Ashton previously retired as Chief Executive Officer of the Company effective March 1, 1995. Mr. Ashton's friends and colleagues on the Board and at the Company again wish to express their appreciation for his years of service to the Company and wish him success in future endeavors.

    If a quorum is present at the 1996 Annual Meeting, the election of directors will require the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote. Abstentions by holders of such shares will have the effect of a vote against the Board's nominees. Broker non-votes, however, will not have any effect.

    The following information relates to the nominees named above and to the other directors of the Company whose terms will continue after the 1996 Annual Meeting.

NOMINEES FOR TERMS EXPIRING IN 1999
                        Principal Occupation and
                        Other Information
                        -------------------------

Sanford Cloud, Jr.      President and Chief Executive Officer of
Age 51                  The National Conference of Christians
Director since 1995     and Jews, New York, NY since April 1994.
                        Previously, he was a partner in the law
                        firm of Robinson & Cole, Hartford, CT
                        from January 1993 until March 1994 and
                        Vice President of Aetna Life and
                        Casualty Co. from December 1986 until
                        December 1992.  Mr. Cloud is a director
                        of The Advest Group, Inc.  He also
                        serves as Chairman of the Board of The
                        Christians and Jews of Connecticut.

-----------------------------------------------------------------

Nicholas L. Trivisonno  Executive Vice President of Finance and
Age 48                  Chief Financial Officer of The Dun and
Director since 1990     Bradstreet Corporation since September
                        1995.  From October 1993 until July
                        1995, he served as Executive Vice
                        President-Strategic Planning and Group
                        President of GTE Corp., and served as
                        Senior Vice President-Finance from 1989
                        until October 1993.  He is a director of
                        Rayonier Incorporated.  He also serves
                        on the Boards of Junior Achievement and
                        St. Joseph's Medical Center, and is a
                        trustee and corporation member of Babson
                        College.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THESE NOMINEES
                                         -----------


                             5


OTHER DIRECTORS
---------------
Terms Expiring          Principal Occupation and
in 1997:                Other Information
--------------          ------------------------

Frederick M. Lowther    Partner in the law firm of Dickstein,
Age 52                  Shapiro & Morin, LLP., Washington, D.C.,
Director since 1992     since 1973.  He has been a member of the
                        firm's Executive Committee and chairman
                        of its Compensation Committee since
                        1989.

-----------------------------------------------------------------

Leonard A. O'Connor     Retired.  He was Vice President and
Age 69                  Consultant of Yankee Energy System, Inc.
Director since 1989     and its subsidiaries from July 1990
                        to July 1991 and Vice President and
                        Chief Financial Officer from July
                        1989 to July 1990.  From 1988 to June
                        1989, he was Vice President, Finance
                        and Accounting (Gas) of Northeast
                        Utilities Service Company.

-----------------------------------------------------------------

Emery G. Olcott         President and Chief Executive Officer of
Age 57                  Canberra Industries, Inc., Meriden, CT
Director since 1989     (manufacturer and distributor of
                        analytical instruments and chemicals) and
                        its wholly-owned subsidiary, Packard
                        Instrument Co., since 1971.  He is a
                        director of North Castle Partners,
                        Stamford, CT and Ecoair, Inc., North
                        Haven, CT and a trustee of the Loomis
                        Chaffee School in Windsor, CT.

-----------------------------------------------------------------

OTHER DIRECTORS
---------------
Terms Expiring          Principal Occupation and
in 1998:                Other Information
--------------          -------------------------

Eileen S. Kraus         Chairman, Fleet Bank, N.A.
Age 57                  (Connecticut) since December 1, 1995.
Director since 1990     Previously, she was President of Shawmut
                        Bank of Connecticut, N.A. and Vice
                        Chairman of Shawmut National
                        Corporation from September 1992 until
                        December 1, 1995, Vice Chairman,
                        Consumer Banking and Marketing Groups of
                        The Connecticut National Bank and
                        Shawmut Bank, N.A. from 1990 until 1992
                        and Executive Vice President, Consumer
                        Banking and Marketing Groups of The
                        Connecticut National Bank and Shawmut
                        Bank, N.A., from 1988 to 1990.  She is a
                        director of CPC International, Kaman
                        Corporation and The Stanley Works.  She
                        is also a trustee and executive
                        committee member of Trinity College and
                        Kingswood-Oxford School, vice president
                        of Horace Bushnell Memorial Hall, and a
                        director and executive committee member
                        of the Connecticut Business and Industry
                        Association.

-----------------------------------------------------------------

Branko Terzic           Chairman, President and Chief Executive
Age 48                  Officer of Yankee Energy System, Inc.
Director since 1994     and its subsidiaries.  Mr. Terzic became
                        Chairman in August 1995, Chief Executive
                        Officer in March 1995 and President in
                        September 1994.  He was also Chief
                        Operating Officer from September 1994
                        to March 1995.  From June 1993 to
                        September 1994, Mr. Terzic was Managing
                        Director of Arthur Andersen Economic
                        Consulting, Washington, D.C.  From
                        October 1990 to May 1993, he served as a
                        Commissioner of the Federal Energy
                        Regulatory Commission.


Board Committees and Meetings
-----------------------------

    Standing committees of the Board include the Executive
Committee, the Audit Committee, the Finance Committee, the
Organization and Compensation Committee and the Committee on Directors.

    The Executive Committee is currently composed of Branko Terzic (Chairperson), Emery G. Olcott and Nicholas L. Trivisonno. The Executive Committee has the full power and authority of the Board in the management and control of the business of the Company between meetings of the Board. The Executive Committee did not meet during fiscal 1995.

    The Audit Committee is currently composed of Nicholas L. Trivisonno (Chairperson), Sanford Cloud, Jr., Eileen S. Kraus and Leonard A. O'Connor. The Audit Committee oversees the Company's internal accounting controls, recommends to the Board the appointment of a firm of certified public accountants to conduct the annual audit of the Company's financial statements, reviews reports from the independent auditors and makes such recommendations to the Board as it deems appropriate. The Audit Committee met three times during fiscal 1995.

    The Finance Committee is currently composed of Thomas H. O'Brien (Chairperson), Sanford Cloud, Jr., Leonard A. O'Connor and Nicholas L. Trivisonno. The Finance Committee met five times during fiscal 1995 to review the financial plans and budgets of the Company in order to determine whether they are fiscally sound and consistent with the Company's overall business goals.

    The Organization and Compensation Committee is currently composed of Emery G. Olcott (Chairperson), Eileen S. Kraus and Frederick M. Lowther. The Organization and Compensation Committee is responsible for organization, succession and executive compensation and administers the Company's Annual and Long-Term Incentive Compensation Plans and the Non-Employee Directors' Restricted Stock Plan. The Organization and Compensation Committee met seven times during fiscal 1995.

    The Committee on Directors is currently composed of Eileen
S. Kraus (Chairperson), Frederick M. Lowther, Thomas H. O'Brien and Emery G. Olcott. The Committee on Directors recommends to the Board criteria for the selection of candidates for director, evaluates candidates and recommends nominees to fill vacancies on the Board and seeks input from all non-employee directors on CEO performance which forms the basis for a report to the Organization and Compensation Committee on CEO performance and a recommendation to the Board. The Committee on Directors also reviews and makes recommendations to the Board on the compensation program for all non-employee directors. The

Committee on Directors will consider nominees for directors recommended by shareholders holding at least five percent of the voting power of the issued and outstanding Common Stock of the Company if a written notice setting forth (i) the name, age, business address and residence address of each person to be nominated, (ii) the principal occupation or employment of each such person, (iii) the number of shares of capital stock of the Company which are beneficially owned by each such person, (iv) a statement that each such person is willing to be nominated and
(v) such other information concerning each such person as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of such person as a director is submitted and received by the Secretary of the Company not less than 90 days prior to a meeting of shareholders called for election of directors. The Committee on Directors met four times during fiscal 1995.

    The Board held eleven meetings during the fiscal year ended September 30, 1995. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and
(ii) the total number of meetings held by all committees of the Board on which such director served.

Director Compensation
---------------------

    Non-employee directors receive an annual retainer of $9,000, a portion of which is paid in Common Stock of the Company as described below. Chairpersons of Board committees receive an additional annual retainer of $1,500. Non-employee directors also receive $700 for each Board and committee meeting attended. Committee chairpersons receive $800 for each Board committee meeting attended. In addition, Mr. Ashton was paid $7,133 for his services as Chairman of the Board from February through July 1995. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board.

    A part of each non-employee director's annual retainer is paid in shares of Common Stock of the Company valued at $3,600 (or such slightly higher amount as is needed to avoid any fractional shares). These shares are purchased on the open market and payments are made at the Board meeting immediately following the annual meeting of shareholders in February. The balance of the annual retainer is paid in cash at each regular June, September and December meeting. In 1995, each non-employee director received 168 shares of Common Stock of the Company based on a fair market value of $21.50 per share on the date of purchase.

    Under the Non-Employee Directors' Restricted Stock Plan, established in 1991 to promote ownership of the Company's Common Stock by members of the Board, each non-employee director, upon his or her election or reelection to the Board, receives an award of 450 restricted shares of the Company's Common Stock. One-third of such restricted shares of Common Stock vests each year at subsequent annual meetings of shareholders. The Board may make appropriate adjustments in share amounts in the event of any change in the Company's Common Stock, such as a stock split, or other change in the Company's corporate structure or distribution to shareholders. Participants in the plan have voting rights and rights to receive dividends and other distributions with respect to such shares, but until their vesting, such shares are subject to the plan's provisions on forfeiture and restrictions on disposition. In February 1995, Ms. Kraus received 450 shares upon election to a three-year term, and 150 shares vested for all non-employee directors upon completion of a year of their respective terms.

    In addition, the Company is presenting for approval by shareholders a Non-Employee Director Deferred Compensation Plan which is described under Item 2 beginning on page 21.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION
-----------------------------------------------------------

    The Organization and Compensation Committee of the Board (the "Committee"), which is comprised of three non-employee directors, is responsible for recommending to the Board the Company's executive compensation policies and the annual compensation of the Company's executive officers and other members of senior management. In connection with these responsibilities, the Committee has exclusive authority to administer the Company's Long-Term Incentive Compensation Plan, including the grant of stock options and other awards, and oversees the Non-Employee Directors' Restricted Stock Plan.

Executive Compensation Policies
-------------------------------

    The Company's executive compensation policies are designed to attract and retain high quality executives critical to the long-term success of the Company, motivate and reward achievement of performance goals and to align the interest of executive officers with the interest of the Company's other shareholders. Consistent with this philosophy, the Company has established a competitive and appropriate total compensation package for executive officers and other members of senior management consisting primarily of base salary, annual cash bonus pursuant to the Company's Annual Incentive Compensation Plan and stock options, restricted stock grants and stock appreciation rights pursuant to the Company's Long-Term Incentive Compensation Plan. Executive officers' salaries are positioned to be consistent with the competitive practice of a peer group (the "Peer Group") of investor-owned gas utilities located throughout the United States with annual revenues and operating characteristics similar to Yankee Gas Services Company, the Company's principal operating subsidiary. The Company's incentive plans are designed so that the total executive compensation package is competitive with the Peer Group. The Board intends to generally ensure that compensation expenses are deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for public companies for compensation, other than qualifying performance-based compensation, over $1 million paid to certain executive officers.

Elements of Executive Compensation
----------------------------------

    Base Salary. The Company maintains formal salary grades and ranges for its executive officers. Positions are graded based upon responsibility level. Salary ranges at each position are established at the market average of the Peer Group. In 1995, salary increases were determined based on individual performance, the location of the individual's salary in the position's salary range and a competitive increase budget.

    Annual Incentive Compensation Plan. Executive officers are eligible to receive an annual performance-based cash award pursuant to the Company's Annual Incentive Compensation Plan.
The Board established this plan to enhance the Company's financial and operating performance, customer service, employee safety and corporate efficiency. Each year, the Committee establishes corporate and individual performance goals for the Chief Executive Officer ("CEO") and other executive officers based upon strategic priorities. The 1995 performance goals were based on customer service satisfaction, profitability and enhancement of shareholder value, expansion of markets and market growth, and public and employee safety. The goals are weighted relative to their importance to the Company and the relative impact each executive officer will have upon their results. Each executive has a threshold, target and maximum incentive amount expressed as a percentage of base salary. In 1995, these amounts were 15 percent, 30 percent and 45 percent, respectively, of base salary for the CEO, and 10 percent, 20 percent and 30 percent, respectively, for the other executive officers. The Committee may adjust the incentive cash award amount by an index or "modifier" determined by the Committee. The modifier is based on the Company's actual profit performance and serves to maintain a correlation between an executive officer's incentive cash award and the returns realized by the Company's shareholders. The index may modify award amounts by as much as 50%. In 1995, incentive cash awards were reduced by 20% to reflect the modifier. The plan is intended to pay fully competitive annual cash compensation when performance against goals matches the target level.

    At the end of each fiscal year, the Committee reviews a management report on results versus goals and meets with the CEO to evaluate the performance of the other executive officers. The Committee also meets in the absence of the CEO to evaluate his performance. As part of the process, beginning this year, the Committee receives a report from the Committee on Directors on CEO performance which is developed from input received from all non-employee directors. This performance, expressed as a percentage with attainment of all goals rated as 100 percent, determines annual cash bonus amounts. The Committee has the authority to modify the mechanical results of applying the terms of the plan when the Committee, exercising sound business judgment, deems it prudent to do so.

    Long-Term Incentive Compensation Plan. Pursuant to the terms of the Long-Term Incentive Compensation Plan, the Committee has the authority to award to executive officers and other key employees restricted stock, stock options and stock appreciation rights. The ability to grant a variety of awards enables the Committee to respond to changing strategic, competitive, regulatory, tax and accounting forces in an efficient manner. Over time and through the use of the grant of awards, the Committee intends to achieve the objective of causing the executive officers and other senior management to be significant shareholders of the Company so that their interests are aligned with the interests of the Company's other shareholders.

    In prior years, the Committee has made awards of non-qualified stock options and restricted stock to executive officers and senior management and intends to make additional awards in the future. Stock options are granted at market price, and as a result, the value of such options is wholly dependent upon an increase in the Company's stock price. Stock options, therefore, provide executive officers additional performance incentives. Shares of restricted stock granted under the plan vest in varying percentages over five years from the date of grant. The Committee did not make any awards under the plan to executive officers in 1995.

CEO Compensation
----------------

    The 1995 compensation for Mr. Terzic, the Company's CEO, was determined substantially in conformance with the policies applied to all other executive officers of the Company. Beginning this year, however, the Committee receives a report on CEO performance from the Committee on Directors which is based on input from all non-employee directors. The Committee then evaluates the performance of the CEO and reports its compensation recommendation to the Board. For 1995, the base salary of Mr. Terzic was established by an employment agreement he entered into upon joining the Company in September 1994. Incentive cash compensation for Mr. Terzic was based on performance against a series of five stated goals, reflecting a combination of both corporate and individual objectives. The five goals, in summary, were (i) enhance Company stock performance relative to the Peer Group; (ii) develop and implement a strategic corporate business development plan; (iii) implement the Company's business transformation project; (iv) improve marketing and initiatives; and (v) identify, energize and exercise leadership for the new management team. The Committee on Directors reported to the Committee the views of the five non-employee directors not on the Committee that Mr. Terzic had achieved either target or maximum levels for all his goals. The Committee concurred in that assessment and quantified Mr. Terzic's goal related performance at 115% of target. Mr. Terzic's incentive cash award of $72,500 was derived by applying a factor of 1.15 times Mr. Terzic's target bonus of 30% of base pay, which was then reduced by 20% to reflect the modifier for overall Company performance.

EMERY G. OLCOTT (Chairman)
EILEEN S. KRAUS
FREDERICK M. LOWTHER

EXECUTIVE COMPENSATION
----------------------

Summary Compensation Table
--------------------------

    The following table sets forth certain information regarding the compensation paid by the Company and its subsidiaries to the five most highly compensated executive officers of the Company at the end of the last fiscal year and one other individual who served as Chief Executive Officer of the Company during the last fiscal year for services rendered in all capacities to the Company and its subsidiaries.


                   SUMMARY COMPENSATION TABLE

                              Annual Compensation
                            -----------------------
Name and
Principal               Fiscal
Position                Year      Salary($)      Bonus($)
-------------           -----     ---------      --------
Branko Terzic(3)        1995      257,292        72,500
Chairman,               1994       11,494             0
President and
Chief Executive
Officer

Charles E. Gooley(4)    1995      162,671        29,900
Executive               1994      143,500        36,000
Vice President          1993      129,167        32,000

Michael E. Bielonko     1995      133,708        21,900
Vice President          1994      127,125        30,000
and Chief               1993      118,750        30,000
Financial Officer

Mary J. Healey(5)       1995      107,850        12,200
Vice President,         1994       94,962        15,000
General Counsel         1993       89,933             0
and Secretary

Thomas J. Houde(6)      1995      100,958        17,100
Vice President          1994       99,583        22,000
                        1993       92,917        22,000

Philip T. Ashton(7)     1995      114,583             0
Former Chairman         1994      250,000        80,000
and Chief               1993      235,417        83,000
Executive Officer


              SUMMARY COMPENSATION TABLE (continued)

                                Long Term Compensation
                                ----------------------
                                          Awards
                                ----------------------
Name and                          Restricted     Securities
Principal               Fiscal    Stock          Underlying
Position                Year      Awards($)(1)   Options/SARs(#)
-------------           ------    ---------      -------------
Branko Terzic(3)        1995         0              0
Chairman,               1994     83,880          10,000
President and
Chief Executive
Officer

Charles E. Gooley(4)    1995         0              0
Executive               1994         0            7,500
Vice President          1993         0              0

Michael E. Bielonko     1995         0              0
Vice President          1994         0            6,000
and Chief               1993         0              0
Financial Officer

Mary J. Healey(5)       1995         0              0
Vice President,         1994         0            2,100
General Counsel         1993         0              0
and Secretary

Thomas J. Houde(6)      1995         0              0
Vice President          1994         0            7,500
                        1993         0              0

Philip T. Ashton(7)     1995         0           18,000
Former Chairman         1994         0           18,000
and Chief               1993         0              0
Executive Officer

              SUMMARY COMPENSATION TABLE (continued)
Name and
Principal               Fiscal         All Other
Position                Year           Compensation($)(2)
---------               ------         ----------------
Branko Terzic(3)        1995             0
Chairman,               1994           86,669
President and
Chief Executive
Officer

Charles E. Gooley(4)    1995             0
Executive               1994            1,980
Vice President          1993            3,379

Michael E. Bielonko     1995             0
Vice President          1994            1,980
and Chief               1993            2,739
Financial Officer

Mary J. Healey(5)       1995            1,200
Vice President,         1994            1,980
General Counsel         1993            1,323
and Secretary

Thomas J. Houde(6)      1995             0
Vice President          1994            1,980
                        1993            2,739

Philip T. Ashton(7)     1995           22,629
Former Chairman         1994            1,980
and Chief               1993            2,239
Executive Officer


--------------------
(1) The amount shown represents the value of the restricted stock award, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. Restricted stock holdings as of September 29, 1995, and their value on such date, based on the value of an equivalent number of unrestricted shares were: Mr. Terzic, 3,600 shares ($76,950); Mr. Gooley, 441 shares ($9,426); Mr. Bielonko, 423 shares ($9,042); Ms. Healey, 545 shares, ($11,649); and Mr.
Houde 777 shares ($16,608). The restrictions on these shares lapse on an annual basis in accordance with the following schedule: 10 percent in the first year, 15 percent in the second year and 25 percent in each of the following three years. Dividends are paid on these shares.

(2) This compensation includes the dollar value of the Company's match under the Company's 401(k) Plan.

    Mr. Terzic received a $25,000 signing bonus when he was elected President and Chief Operating Officer in September 1994 and was paid $2,106 for per diem expenses and $59,563 for residential relocation expenses.

    In December 1994, Ms. Healey received a $1,200 payment in lieu of participating in the Company's medical insurance plan.

    Upon his retirement as Chief Executive Officer in March
1995, Mr. Ashton received a $22,629 payment for accrued but unused vacation days.

    In January 1993, the Board approved payments to the officers for their efforts during the October 21, 1992 to January 4, 1993 work stoppage. Mr. Gooley received $1,500 and Messrs. Bielonko and Houde and Ms. Healey each received $500.

(3) Mr. Terzic was elected President and Chief Operating Officer as of September 15, 1994, Chief Executive Officer as of March 1,
1995 and Chairman as of August 22, 1995.

(4) Mr. Gooley was elected Executive Vice President as of July
1, 1994. Prior to that date, he served as Vice President and General Counsel.

(5) Ms. Healey was elected Vice President, General Counsel and
Secretary as of January 1, 1995. Prior to that date, she served as Secretary and Assistant General Counsel.

(6) Mr. Houde was elected Vice President as of January 1, 1992.

(7) Mr. Ashton retired as Chief Executive Officer as of
March 1, 1995 and resigned as Chairman as of August 1, 1995.

SAR Grants in Last Fiscal Year
------------------------------

    The following table sets forth certain information with respect to grants of Stock Appreciation Rights ("SARs") made to the individuals named in the Summary Compensation Table during the fiscal year ended September 30, 1995.


                   SAR GRANTS IN LAST FISCAL YEAR
                   ------------------------------

                   Individual Grants
    ------------------------------------------------------
                   Number of         Percent
                   Securities        of Total
                   Underlying        SARs Granted
                   SARs              to Employees
                   Granted (#)       in Fiscal Year
    -------------------------------------------------------

Branko Terzic         0                   -
Charles E. Gooley     0                   -
Michael E. Bielonko   0                   -
Mary J. Healey        0                   -
Thomas J. Houde       0                   -
Philip T. Ashton   18,000                100%

          Individual Grants
    ------------------------------
                                         Potential Realizable
                                         Value at Assumed
                                         Annual Rates of Stock
                Exercise                 Price Appreciation
                or Base                  for SAR Term(1)
                Price     Expiration     ---------------------
                ($/Sh)       Date          5%        10%
    -------------------------------------------------------
Branko Terzic         -         -          -          -
Charles E. Gooley     -         -          -          -
Michael E. Bielonko   -         -          -          -
Mary J. Healey        -         -          -          -
Thomas J. Houde       -         -          -          -
Philip T. Ashton   $21.63    12/24/00  $107,567   $237,696


-------------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast any possible future appreciation, if any, of the Company's stock price.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-end Option/SAR Values
---------------------------------------------------

 The following table sets forth certain information with respect to the individuals named in the Summary Compensation
Table regarding options and SARs held as of September 30, 1995.

         AGGREGATED OPTION/SAR EXERCISES IN LAST
    FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
    -------------------------------------------------
                        Shares              Value
                        Acquired on         Realized
                        Exercise (#)          ($)
                   ------------------------------------
Branko Terzic                0                 0
Charles E. Gooley            0                 0
Michael E. Bielonko          0                 0
Mary J. Healey               0                 0
Thomas J. Houde              0                 0
Philip T. Ashton             0                 0

                   Number of                Value of Unexercised
                   Securities Underlying    in-the-Money
                   Unexercised              Options/SARs
                   Options/SARs at          At Fiscal
                   Fiscal Year End (#)      Year-End($)(1)
                   Exercisable/             Exercisable/
                   Unexercisable            Unexercisable
    ------------------------------------------------------
Branko Terzic           2,000 /  8,000           0
Charles E. Gooley       1,500 /  6,000           0
Michael E. Bielonko     1,200 /  4,800           0
Mary J. Healey            420 /  1,680           0
Thomas J. Houde           500 /  2,000           0
Philip T. Ashton            0 / 18,000           0


--------------------
(1) The fair market value of the Company's Common Stock as of September 29, 1995 ($21.375) was less than or equal to the exercise prices of the options and SARs.

Executive Agreements
---------------------

 Effective September 14, 1994, the Company entered into an employment agreement with Branko Terzic, the Company's Chairman, President and Chief Executive Officer. The agreement provides that Mr. Terzic shall receive a base salary of at least $250,000 a year. Pursuant to the terms of the agreement, Mr. Terzic has received 4,000 shares of restricted Common Stock of the Company, non-qualified stock options to purchase 10,000 shares of the Company's Common Stock and a $25,000 signing bonus. In addition, the agreement provides that if, after a "change in control" of the Company, (i) Mr. Terzic terminates his employment with the Company by reason of (a) a material reduction in his authority, duties or responsibilities or (b) a reduction in his total compensation in violation of the terms of the agreement, or (ii) the Company terminates Mr. Terzic's employment for a reason other than death or disability or cause, Mr. Terzic will be entitled to a severance payment. The amount payable to Mr. Terzic upon the occurrence of any of the foregoing events is equal to three times Mr. Terzic's base salary then in effect. Such amount is immediately due and payable upon his termination. A "change in control" is deemed to have occurred if any person becomes the beneficial owner, directly or indirectly, of 25% or more of the Company's Common Stock or there is a change in the majority of the members of the Board in connection with certain transactions, including any tender offer or merger of the Company. The agreement will be automatically renewed on each successive January 1, unless not later than December 15 of the preceding year, one of the parties notifies the other of the desire not to extend the agreement.

 The Company also has entered into Change in Control
Executive Severance Agreements with each of Messrs. Gooley, Bielonko, Houde and Ms. Healey. The intent of the agreements is to assure continuity in the management of the operations of the Company in the event of a "change in control". A change in control is defined as occurring when (i) any person becomes the beneficial owner, directly or indirectly, of 25% or more of the Company's Common Stock, (ii) there is a change in the majority of the Board during a 25-month period, (iii) a consolidation or merger of the Company is consummated in which the Company is not the continuing or surviving corporation or pursuant to which the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock have the same proportionate ownership of Common Stock of the surviving corporation, (iv) the consummation of any sale, lease, exchange or other transfer of a majority of the Company's assets, (v) the Company's shareholders approve any plan or proposal for the liquidation or dissolution of the Company, or (vi) the Board determines that a change in control has occurred. These agreements provide that in the event that the executive officer's employment is terminated within two years of a change in control either by (i) the Company for reasons other than for disability, death or cause, or (ii) the executive officer due to (a) material diminution in status, position, duties or responsibilities, (b) a reduction in total compensation, or (c) assignment to a location more than 50 miles from the executive officer's current place of employment, the executive officer is entitled to a severance payment. The amount payable upon the occurrence of any of the foregoing events is two times the sum of the executive officer's annual base salary at the date of the change in control plus the average annual incentive compensation paid to the executive officer in the two fiscal years prior to the fiscal year in which the change in control occurs. In addition, the executive officer shall be entitled to participate in all benefit plans in which such officer participated in prior to the termination, and if the executive officer is age 55 or older on the date of termination of employment, such officer shall be entitled to receive service credit under the Company's pension plans until his or her normal retirement date. The agreements will be automatically renewed on each successive January 1, unless not later than December 1 of the preceding year, one of the parties notifies the other that he or she does not wish to extend the agreement, except that the agreement shall be automatically extended for 24 months after any change in control.

Retirement Plans
----------------

 The following table sets forth the annual pension benefits payable upon normal retirement at age 65, pursuant to the Company's non-contributory, defined benefit retirement plan, based upon the average annual earnings and years of service indicated.

Average Annual Earnings
for the Highest Consecutive
60 Months of Last 120 Months
Prior to Normal Retirement             Years of Service
---------------------------  ----------------------------------
                                  15         20          25
                                  --         --          --
 $ 75,000                         $15,903    $21,204     $ 26,505
  125,000                          27,153     36,204       45,255
  175,000                          38,403     51,204       64,005
  225,000                          49,653     66,204       82,755
  275,000                          60,903     81,204      101,505



Average Annual Earnings
for the Highest Consecutive
60 Months of Last 120 Months
Prior to Normal Retirement             Years of Service
---------------------------  ----------------------------------
                              30          35            40
                              --          --            --
 $ 75,000                    $ 31,806  $ 37,107       $ 38,982
  125,000                      54,306    63,357         66,482
  175,000                      76,806    89,607         93,982
  225,000                      99,306   115,857        121,482
  275,000                     121,806   142,107        148,982


-------------------------

 Pursuant to provisions of the Internal Revenue Code, compensation earned that is used in calculating retirement benefits under the Yankee Energy System, Inc. Retirement Plan
(the "Retirement Plan") is limited to a maximum of $150,000, which is indexed for inflation after 1993. This affects the benefit calculation for certain individuals and effectively reduces their benefits under the Retirement Plan.
The Company's unfunded plans (Supplemental Executive Retirement Plan, Supplemental Benefit Plan and Excess Benefit Plan, discussed below) provide benefits not payable under the Retirement Plan due to the $150,000 limitation. The maximum annual benefit that can be paid in 1995 to a participant from a tax qualified benefit plan is $120,000.00.

 All employees of the Company, including the executive
officers named in the Summary Compensation Table, are entitled to participate in the Retirement Plan, which is a non-contributory, defined benefit retirement plan. Retirement benefits are based on years of credited service and the employee's average annual earnings, which is the average of an employee's five highest years of
earnings during the last ten years of employment.    The benefits
presented are based on straight life annuity and do not take into account any reduction for joint and survivorship annuity payments. The Retirement Plan provides for several optional forms of benefit payments, including a straight life annuity option, a contingent annuitant option, a ten-year certain and life option and a level income option. Retirement benefits under the Retirement
Plan are not reduced by the employee's Social Security benefits. Contributions, which are actuarially determined, are made to the Retirement Plan by the Company for the benefit of all employees covered by the Retirement Plan. The Retirement Plan provides for continued benefit accruals for employees who work beyond age 65.

 As of September 30, 1995, the years of credited service under the Retirement Plan for Messrs. Terzic, Gooley, Bielonko, Houde and Ms. Healey were 2, 14, 18, 16 and 6, respectively. The years of credited service for the executive officers named above include prior service under the Northeast Utilities Service Company Retirement Plan. Mr. Ashton retired on March 1, 1995 with 38 years of credited service.

 Under federal law, an employee's benefits under a qualified pension plan, such as the Retirement Plan, are limited to certain amounts. The Company has adopted the Excess Benefit Plan ("EBP") in which all of the executive officers named in the Summary Compensation Table participate. The EBP supplements the benefits of a participant in the Retirement Plan in an amount by which such participant's benefits under the Retirement Plan are limited by law. The EBP also provides for the payment of additional retirement benefits in the same manner as under the Retirement Plan on renumeration paid under certain management incentive plans. The EBP is an unfunded plan that is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code.

 In addition, the Company also has a Supplemental Executive Retirement Plan that credits Mr. Terzic, the only participant, with two years of service for each of the first five years of his employment. Credit for succeeding years will be in accordance with the provisions of the Retirement Plan. The Company also has established a Supplemental Benefit Plan ("SBP") for the benefit of Mr. Ashton. The SBP supplements the retirement benefits payable to Mr. Ashton under the Retirement Plan and the EBP to ensure that Mr. Ashton will receive a total monthly pension benefit of $17,310.

Corporate Performance Graph
----------------------------

 The following graph and table compares the total shareholder returns over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S&P 500") and Standard & Poor's Utility Index ("S&P Utilities"). Total return values for the S&P 500, S&P Utilities and Yankee Energy were calculated based on cumulative total return values assuming the reinvestment of dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

[GRAPH]


TOTAL SHAREHOLDER RETURNS
FISCAL        YANKEE         S&P           S&P
YEAR          ENERGY         500           UTILITIES
------        ------         ----          ---------
1990            100          100            100
1991            143          131            109
1992            182          146            127
1993            250          164            161
1994            214          171            133
1995            225          221            161


2.  APPROVAL OF NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
 ------------------------------------------------------------

 On December 7, 1995 the Board adopted the Yankee Energy
System, Inc. Non-Employee Director Deferred Compensation Plan (the "Plan"), subject to approval by the Company's shareholders at the 1996 Annual Meeting. Such approval will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions by holders of such shares will have the effect of a vote against the Plan. Broker non-votes, however, will not have any effect.

 The following constitutes a brief description of the Plan and is qualified by reference to the complete text of the Plan which is set forth in Exhibit A to this Proxy Statement.

Purpose
-------

 The purpose of the Plan is to aid the Company in attracting and retaining non-employee directors capable of furthering the future success of the Company and to further align their interests with the Company's other shareholders by increasing their proprietary interest in the Company.

Effective Date
--------------

 The Plan became effective upon adoption by the Board, subject to approval by the shareholders at the 1996 Annual
Meeting.

Participants
------------

 Each member of the Board who is not an employee of the Company or any subsidiary of the Company is eligible.

Deferred Compensation
---------------------

 The terms of the Plan permit a non-employee director to defer all or a portion of total fees for all services as a director which would otherwise be payable by the Company, including stock retainers and restricted stock awards. The Plan does not grant any additional compensation for the non-employee directors but rather provides them with additional flexibility regarding the timing and form of payment regarding compensation to which they are already entitled. At the election of the participant, deferred compensation will be credited to the account of the participant in either cash or stock units. If a participant elects to defer compensation to his or her account in cash, the participant's account will be credited on a monthly basis with interest at an annual rate equal to Yankee Gas Services Company's rate of return on rate base for the average rolling 12 month period, as filed with the Connecticut Department of Public Utility Control. This interest factor specifically aligns the directors' interests with the Company's performance and provides them with added incentive to provide excellent service in furtherance of the Company's best interests. If a participant elects to defer compensation to his or her account in stock units, the participant's account will be credited initially as a dollar amount which shall be converted into stock units on a quarterly basis by dividing the dollar amount by the last reported sales price per share of the Company's Common Stock on the New York Stock Exchange on the last trading day of each quarter. Stock units previously credited to a participant's account are further credited with an amount equal to the dividends which would have been paid if the stock represented had been outstanding. The Plan further provides that stock units credited to a participant's account are subject to equitable adjustment in the case of reorganization, recapitalization, stock dividend or stock split. These stock units will further align the interests of non-employee directors with the Company's shareholders.

Payment of Benefits
-------------------

 A participant may elect to receive payment on deferred compensation at a specified future date or after the date on which the participant ceases to be a director for any reason. Benefits under the Plan are payable to the participant or to his or her beneficiary over periods ranging from a single lump sum to a fixed period of years at the participant's option. Accounts credited to a participant in cash are distributed in cash. Accounts credited in stock units are distributed in cash or shares of the Company's Common Stock based on the election of the participant at the time he or she elected to defer compensation pursuant to the Plan. Any shares of stock so delivered may be previously issued and reacquired by the Company or authorized but unissued shares.

Administration
--------------

 The Plan will be administered by the Organization and Compensation Committee of the Board.

Amendment
---------

 The Plan may be amended or terminated by the Board, except that shareholder approval of such action would be required if necessary in order to ensure compliance with Rule 16b-3 under the Securities and Exchange Act of 1934, as amended.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL
                                         -----------

3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
 ---------------------------------------------------

 The firm of Arthur Andersen LLP served as independent auditors for the Company for the fiscal year ended September 30, 1995. Pursuant to the recommendation of the Audit Committee, the Board has appointed that firm to continue in that capacity for the fiscal year 1996, and recommends that a resolution be presented to shareholders at the 1996 Annual Meeting to ratify their appointment.

 In the event the shareholders fail to ratify the appointment of Arthur Andersen LLP, the Board will appoint other independent public accountants as auditors. Representatives of Arthur Andersen LLP will attend the 1996 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL
                                         -----------

OTHER MATTERS
-------------

 The Board does not know of any matters that will be presented for action at the 1996 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 1996 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

COST OF SOLICITATION
---------------------

 The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person, by telephone or telegram. The Company has retained Morrow & Company, Inc., New York, to assist in the solicitation and sending of proxy material. The Company will pay approximately $6,000 for these services.

SHAREHOLDER PROPOSALS FOR 1997
------------------------------

 Pursuant to Securities and Exchange Commission regulations, shareholder proposals submitted for next year's proxy statement must be received by the Company no later than the close of business on September 9, 1996 to be considered. Proposals should be addressed to Mary J. Healey, Vice President, General Counsel and Secretary, Yankee Energy System, Inc., 599 Research Parkway, Meriden, CT 06450-1030.


    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

                        APPENDIX
                        ---------

 Shown on pages 5 through 7 are photographs of the Yankee
Energy directors.

 The graph on page 21 specifically shows the growth in a $100 initial investment in Yankee Energy, the S&P 500 and the S&P Utilities from fiscal years 1990 through 1995. Year-end values are shown for each investment in the corresponding table underneath the graph. For the five years ended September 30, 1995, a $100 investment in Yankee Energy grew to $225; a $100 investment in the S&P 500 grew to $221; and a $100 investment in the S&P Utilities grew to $161.

 Shown on the last page is a map which provides directions to the location of the Company's Annual Meeting.

PROXY              YANKEE ENERGY SYSTEM, INC.         PROXY

    Proxy for Annual Meeting of Shareholders--February 23, 1996
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoint(s) Eileen S. Kraus and Branko Terzic or either of them, each with full power of substitution, proxies of the undersigned, to act for and to vote, as and to the extent specified, all shares of common stock of Yankee Energy System, Inc. held by the undersigned at the Annual Meeting to be held on February 23, 1996 and any adjournment thereof upon the matters set forth below and upon such other business that may properly come before the meeting or any adjournment thereof.


THIS PROXY FORM, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE
VOTED AS AND TO THE EXTENT SPECIFIED BY THE UNDERSIGNED.  WHERE
NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,
2 AND 3.


              (Continued on reverse side)

The Board of Directors recommends a Vote FOR Proposals 1, 2 & 3.


     I plan to attend the meeting
-----

1.  Election of Directors:    SANFORD CLOUD, JR. and NICHOLAS L.
TRIVISONNO

FOR all            WITHHOLD       To vote for all nominees,
nominees           AUTHORITY      mark "FOR" box.  To withhold
listed above       to vote for    authority to vote for any
(except as marked  all nominees   individual nominee, cross out
to the contrary)   listed above   that nominee's name.


2.  Approval of the Non-Employee Director Deferred Compensation
    Plan.

    FOR  AGAINST   ABSTAIN

    ---- -------   -------


3. Ratification of Arthur Andersen LLP as independent auditors of Yankee Energy System, Inc. for its fiscal year ended
    September 30, 1996.

    FOR  AGAINST   ABSTAIN

    ---- -------   -------
                                  The undersigned hereby also
                                  acknowledge(s) receipt of
                                  notice of said meeting and the
                                  related proxy statement.
If you receive more than
one copy of the annual            Date:___________________,1996
report and do not wish to
a copy for this account           Signed_______________________
in the future, please
check this box _________.         Signed_______________________

                             Please sign this Proxy exactly as
                             your name appears hereon.  When
                             shares are held by joint tenants,
                             both should sign.  When signing as
                             an attorney, executor,
                             administrator, or guardian, please
                             give full title as such.  If a
                             corporation, please sign in full
                             corporate name by president or
                             other authorized officer.  If a
                             partnership, please sign in
                             partnership name by authorized
                             person.